Exhibit (a)(2)

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION TAX-FREE PUERTO RICO DAILY FUND, INC.

CERTIFICATE OF THE SOLE INCORPORATOR

Pursuant to Article 8.01 of the General Corporations Law of August 10 of 1995, as amended, (the “Act”), the undersigned, being the sole incorporator of the Tax-Free Puerto Rico Daily Fund, Inc., (the “Corporation”) a corporation organized under the laws of the Commonwealth of Puerto Rico, does hereby consent to and approve the adoption of the following resolutions and each and every action effected thereby:

WHEREAS, the Corporation was incorporated in Puerto Rico and its certificate of incorporation was filed at the Puerto Rico Department of State on July 17, 2002;

WHEREAS, as of the date hereof, no capital has been paid-in to the Corporation, and therefore, the Corporation has no stockholders;

WHEREAS, the undersigned acting in the best interest of the Corporation, intends to amend the Certificate of Incorporation as provided herein;

IT IS RESOLVED, that Article Fifth Section (a) (Capital Stock, Dividend and Voting Rights) of the Certificate of Incorporation has been amended so that it hereinafter reads as follows:

“(a) The total number of shares of capital stock which the Corporation shall have authority to issue is two billion (2,000,000,000) shares of common stock with a par value of one tenth of cent ($ 0.001), allocated among three (3) classes: Class A Shares, Class B Shares, and Class C Shares. The designations, preferences, voting powers, restrictions, limitations, qualifications, and other terms and conditions of each such class will determined by the Corporation’s Board of Directors, as set forth in resolutions providing for the issuance of each such class. Initially, the total amount of two billion (2,000,000,000) shares of common stock will be allocated to the Class A Shares. Subsequently, the Corporation’s Board of Directors may allocate and reallocate any authorized but unissued shares of any class to another class, as set forth in resolutions providing for such allocation and reallocation.”

IT IS RESOLVED, that Article Seventh Section (B)11, (Governance of the Corporation - Board of Directors) of the Certificate of Incorporation of the Fund has also been amended so that it hereinafter reads as follows:

“B.11 The faculties of the incorporator shall end upon the filing of the certificate of incorporation and the designation of the names of the individuals constituting the Board of Directors of the Corporation until the first annual meeting of the stockholders or until their successors replace them, which individuals are: Miguel A. Ferrer, David Sternberg, Victor J. Salgado Arroyo, Gabriel Dolagaray Balado, Mario S. Belaval, Agustin Cabrer and Luis Pellot and their mailing and physical address is American International Plaza Building, 7th Floor, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918.”

IN WITNESS WHEREOF, I José A. Axtmayer, Esq., Sole Incorporator of the Fund, who signs this certificate and states under oath that the facts herein stated are true, this 18th day of February, 2003.

/s/ José A. Axtmayer
José A. Axtmayer
Incorporator